Exhibit 99.1

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407

July 12, 2007	Contact:	Amanda H. Butler 201-791-7600

SEALED AIR EXPANDS SEGMENT REPORTING

New Structure Aligns with Growth Strategies

ELMWOOD PARK, N.J., Thursday, July 12, 2007 — Sealed Air Corporation (NYSE: SEE) announced that it has expanded and realigned its segment reporting to reflect the Company’s growth strategies both in core markets and in new business opportunities.  This new structure reflects the way management now makes operating decisions and manages the growth and profitability of the business.  As a result, the Company will report business segment information for three reportable segments and an “other” category as follows: Food Packaging, Food Solutions, Protective Packaging and Other.

Commenting on the new reportable segments, William V. Hickey, President and Chief Executive Officer, stated:

“At Sealed Air, we are always looking ahead.  Our segment reporting reflects evolving market trends, our organizational structure and our overall business strategy, which is focused on emphasizing opportunities for profitable growth.  As a result, this new structure will provide our shareholders and the financial community with greater insight into our platform strategies and our growing capabilities.”

Reportable Segment Overview

The expansion from two to three reportable segments and an “Other” category reflects new Food Packaging and Food Solutions segments, which were both previously reported in the Company’s former Food Packaging segment.  The new Protective Packaging segment continues to include the aggregation of the Company’s protective packaging and shrink packaging products. The new “Other” category includes specialty materials, specialty foams and renewable products, which were previously included in the Protective and Food Packaging business segments, and medical applications, which were previously reported in the Food Packaging segment.

The new Food Packaging segment focuses on industrial food packaging and is driven by developments in technologies that enable food processors to effectively package and ship fresh and processed meats and cheeses through their supply chain.  Products include flexible shrink bags, rollstock and associated equipment systems.

The new Food Solutions segment targets advancements in food packaging technologies that provide consumers fresh, consistently prepared, high-quality meals either from food service outlets or from expanding retail cases at grocery stores.  Products include case ready packaging, ready meals, vertical pouch packaging and bag-in-box applications.

The new Protective Packaging segment includes core protective packaging technologies and solutions aimed at traditional industrial applications while increasing emphasis on consumer-oriented packaging solutions.  Products are designed for such uses as cushioning, surface protection, void-fill, mailing and display and merchandising applications.

The new Other category focuses on growth into newer markets.  These markets include specialty materials for non-packaging applications such as insulation and products for value-added medical applications.  Additionally, this category focuses on products sourced from renewable materials.

For detailed financial information on the Company’s new reportable segments, please refer to the Company’s Current Report on Form 8-K that will be filed later today. This financial information will also be found on the Company’s web site at www.sealedair.com in the Investor Relations section under Reports and Filings and SEC Filings.   Sealed Air will be discussing its new reportable segments during its second quarter earnings call scheduled on July 25, 2007 at 11:00 a.m. (ET).

Business

Sealed Air is a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve food, medical, and an array of industrial and consumer applications.   Operating in 51 countries, Sealed Air’s international reach generated revenue of $4.3 billion in 2006. With widely recognized brands such as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.  For more information about Sealed Air, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

 Some of the statements made by the Company in this press release are forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions.  The following are important factors that the Company believes could cause actual results to differ materially from those in the Company’s forward-looking statements: the success of the Company’s growth, profitability and global manufacturing strategies; changes in raw material and energy costs; the effects of animal and food-related health issues; market conditions; tax, interest and exchange rates; and legal proceedings.  A more extensive list and description of these and other such factors can be found under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” which appear in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission.